WARRANT CERTIFICATE

JMG Exploration, Inc.

        This Warrant Certificate certifies that

__________________________________________ or registered assigns (the "Warrant Holder"), is the registered owner of the above-indicated number of Warrants ("Warrants") expiring at 5:00 p.m., Los Angeles, California time, on ___________ (the "Expiration Date"). Each full Warrant entitles the Warrant Holder to purchase from JMG Exploration, Inc., a Nevada corporation (the "Company"), on or before the Expiration Date, one fully paid and nonassessable share of Common Stock ($0.001 par value per share) of the Company at the initial purchase price of $5.00 per share (the "Exercise Price") through _____________, in lawful money of the United States of America for each full Warrant represented hereby upon surrender of this Warrant Certificate with the exercise form hereon duly completed and executed, with payment of the Exercise Price at the office of Corporate Stock Transfer (herein called the "Warrant Agent"), 3200 Cherry Creek South Dr Ste 240, Denver, Colorado 80209, but only subject to the conditions set forth herein and in a Warrant Agreement, dated _______________ (the "Warrant Agreement"), between the Company and the Warrant Agent.

        The Exercise Price, the number of shares purchasable upon exercise of each Warrant, the number of Warrants outstanding, and the Expiration Date are subject to adjustments upon the occurrence of certain events set forth in the Warrant Agreement. Reference is hereby made to the provisions on the reverse side of this Warrant Certificate and the provisions of the Warrant Agreement, all of which are hereby incorporated by reference in and made a part of this Warrant Certificate and which shall for all purposes have the same effect as though fully set forth at this place.

        Upon due presentment for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants, subject to any adjustments made in accordance with the provisions of the Warrant Agreement, shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, upon payment of the transfer fee and any tax or other governmental charge imposed in connection with such transfer.

        The holder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the exercise period and in the manner stated hereon. The Exercise Price is payable in lawful money of the United States of America by certified or cashier's check payable to the order of the Company. Upon any exercise of any Warrants evidenced by this Warrant Certificate in an amount less than the number of Warrants so evidenced, there shall be issued to the Warrant Holder a new Warrant Certificate evidencing the number of Warrants not so exercised. No adjustment shall be made for any dividends on any shares issued upon exercise of this Warrant.

        No warrant may be exercised after 5:00 p.m., Los Angeles, California time, on the Expiration Date and any Warrant not exercised by such time shall become void.

        This Warrant Certificate shall not be valid unless manually countersigned by the Warrant Agent.

        IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its Chairman of the Board or its President and by its Secretary, each by a facsimile of his signature, and has caused a facsimile of its corporate seal to be imprinted hereon.

Dated:                      JMG Exploration, Inc.

                                a Nevada corporation

                                By:

                                    __________________________

                                    Chief Executive Officer

                                By:

                                    __________________________

                                    Secretary

Countersigned:

Corporate Stock Transfer

Warrant Agent

By:

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    Authorized Signatory